EXHIBIT 5.1



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                               PALMER & DODGE LLP
                    ONE BEACON STREET, BOSTON, MA 02108-3190

                                                       TELEPHONE: (617) 573-0100
(617) 573-0100                                         FACSIMILE: (617) 227-4420


                                  June 14, 1999


PixTech, Inc.
Avenue Olivier Perroy
Zone Industrielle de Rousset
13790 Rousset, France

Dear Sirs:

     We are rendering this opinion in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by PixTech, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on or about the date hereof. The Registration Statement relates to 2,500,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value, offered pursuant to the provisions of the Company's 1993 Amended and Restated Stock Option Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with the authorization of the issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under Item 5 thereof.

                                                     Very   truly   yours,
                                                     /s/ Palmer & Dodge LLP
                                                     PALMER & DODGE LLP


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